Exhibit 99.1






                                                           For Immediate Release


                  ARCADE MARKETING, INC. ANNOUNCES ACQUISITION


New York, N.Y., September 15, 1999 - Arcade Marketing Inc., the interactive advertising specialists, widely recognized for cutting-edge sampling technologies, has consummated its agreement with the shareholders of Retcom Holdings Ltd. and acquired its businesses; terms not disclosed. William J. Fox, Chairman & CEO of Arcade stated that "the businesses acquired by Arcade include a portfolio of sampling systems catering to the fragrance, cosmetics and personal care industries, as well as microencapsulation activities. Additionally, a creative service ("Concepts") division that handles marketing communications, catalogs, database marketing and a multi-media division for merchandising at point-of-sale are included."

The acquired businesses originated in 1970 and are headquartered in New York with operations in the U.S. and Europe. The largest division offers proprietary, patented and patent pending sampling systems that include MicroSilk(TM), MicroDot(TM), Snap and Powder(TM), ColorDot(TM) and Ascent(TM). The turnaround of these businesses is largely attributed to the stewardship (as CEO) of Jay Gartlan. Mr. Gartlan has joined Arcade as Senior Vice President and will also head up the Concepts Division.

Arcade plans to integrate the acquired products into its diversified product group. Mr. Fox explained that "this combination will enhance Arcade's proprietary portfolio, further enabling Arcade to offer its customers the most sophisticated and diversified range of multi-sensory products available anywhere in the world."

With out-of-the-box thinking as the watchword, Arcade is firmly established as the leader in multi-sensory marketing with interactive products that engage touch, sight, sound and olfactory. With nearly a century of experience in developing innovative solutions for the marketplace, the company is, at the same time, the world's foremost producer of sampling systems for the fragrance, cosmetic, personal care, sun care, household products and food and beverage industries. Arcade Marketing Inc. is headquartered in New York with sales and associated manufacturing facilities in Tennessee, California, Paris, London, Sydney and Rio de Janeiro.

                                                    Press Contact Name/Tel #
                                                    Laura Condolora
                                                    (212) 421-1029